UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 5, 2008

PEPCO HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31403	52-2297449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Ninth Street, N.W., Washington, DC	20068
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(202) 872-3526

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Pepco Holdings, Inc.
Form 8-K
Item 8.01   Other Events.

On November 5, 2008, Pepco Holdings, Inc. (the “Company”) entered into a Purchase Agreement with Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., for themselves and as representatives of the other underwriters named in Schedule A thereto for the offer and sale of 14,000,000 shares of the Company’s common stock at a price per share of $16.50 in an underwritten offering registered under the Securities Act of 1933 on a Registration Statement on Form S-3 (Registration No. 333-145691).  At the closing of the offering, which is scheduled to occur on November 12, 2008, the Company will realize, after deduction of the underwriting discount of $0.61875 per share and before deduction of offering expenses, net proceeds of $222,337,500. The Purchase Agreement is filed herewith as Exhibit 1.1. The Company also granted the underwriters a one-time option exercisable for 30 days from the date of the Purchase Agreement to purchase 2,100,000 additional shares of its common stock to cover over-allotments at the public offering price, less the underwriting discount.

The legality opinion of Kirk Emge, Senior Vice President and General Counsel of the Company, relating to the issuance of the shares of common stock is filed herewith as Exhibit 5.1.

The underwriters or their affiliates in the past have provided investment or commercial banking services to the Company and its affiliates, including as an underwriter of their respective securities and as trustee and paying agent under their respective indentures, trusts and guarantees, and are expected to do so in the future. The underwriters or their affiliates receive customary fees and commissions for these services.

Item 9.01    Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.                                           Description of Exhibit

1.1
Purchase Agreement, dated November 5, 2008, between Pepco Holdings, Inc. and Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. for themselves and as representatives of the other underwriters named in Schedule A thereto.

5.1	Opinion of Kirk J. Emge, Esq. regarding the legality of the shares offered hereby.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEPCO HOLDINGS, INC.
(Registrant)
Date November 6, 2008	/s/ PAUL H. BARRY
Name: Paul H. Barry Title: Senior Vice President and Chief Financial Officer